Exhibit 23.2
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
We hereby consent to the references to our firm in this Registration Statement on Form S-1 (including any amendments thereto) filed by Pioneer Southwest Energy Partners L.P. and to the inclusion of our audit letter, dated February 26, 2008, as an appendix to the prospectus included in that registration statement and/or as an exhibit to that registration statement. We further consent to the reference to our firm as experts in this Form S-1, including the prospectus included in this Form S-1.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ C.H. (Scott) Rees III, P.E.
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas
April 21, 2008